W. P. Carey & Co. LLC Announces New $10 Million Share Repurchase Program

NEW YORK, NY -- 12/16/2008 -- Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that the Executive Committee of its Board of Directors has approved a new share repurchase program authorizing the repurchase of up to $10 million of the Company's outstanding shares from December 16, 2008 through March 4, 2009 or the date that the maximum amount has been purchased, if earlier. It is intended that the shares will be purchased through a Rule 10b5-1 plan. Under the Company's previous share repurchase plan, which ran through December 15, 2008, it purchased approximately $8.5 million of its outstanding shares.

W. P. Carey & Co. LLC

W. P. Carey & Co. LLC is an investment management company that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages a global investment portfolio worth more than $10 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income-generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group's investments are highly diversified, comprising contractual agreements with more than 300 long-term corporate obligors spanning 28 industries and 14 countries. www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.

COMPANY CONTACT:
Susan C. Hyde
W. P. Carey & Co. LLC
212-492-1151
shyde@wpcarey.com

PRESS CONTACT
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, NY  10020
www.wpcarey.com